EXHIBIT 99(j)(1)



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-111986 of Tamarack Funds Trust on Form N-1A of our report dated November 5, 2003, appearing in the Annual Report for the Great Hall Investment Funds, Inc. for the year ended July 31, 2003, and to the references to us under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Money Market Funds Prospectus, which is also part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 6, 2004